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Exhibit 16.1


August 6, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Commissioners:


We have read the statements made by Vermont Pure Holdings, Ltd. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated August 1, 2003. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/S/ MARCUM & KLIEGMAN LLP